AMENDMENT NO. 3

TO THE AMENDED AND RESTATED

PLAN OF DISTRIBUTION FOR

INVESCO SENIOR LOAN FUND

The Amended and Restated Plan of Distribution (the” Distribution Plan”), pursuant to

Rule 12b-1 under the Investment Company Act of 1940, for the INVESCO SENIOR LOAN FUND (the “Fund”), dated as of October 15, 2012, is hereby amended, effective January 26, 2018, as follows:

WHEREAS, the parties desire to amend the Distribution Plan to remove Class B Shares from Invesco Senior Loan Fund;

NOW THEREFORE, the parties hereby agree that Class B Shares are eliminated from Invesco Senior Loan Fund.

All other terms and provisions of the Plan not amended herein shall remain in full force and effect.

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